Exhibit 99.1

Apricus Biosciences Provides Corporate Update and Third Quarter Financial Results

Strategic Focus on Growing Global Vitaros® Revenue and Achieving Profitability in 2017
Apricus Granted Type B Meeting with FDA to Discuss the Vitaros® U.S. NDA Re-Submission
Conference Call / Webcast Today, Tuesday, November 8, 2016 at 4:30 p.m. ET

SAN DIEGO, CA, November 8, 2016 (GLOBE NEWSWIRE) - Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today reported financial results for the third quarter of 2016 and provided a corporate update on its priorities for 2016.

“In the third quarter, we focused our efforts on advancing the regulatory and commercial success of Vitaros® through our partners. Since July, our partners have launched Vitaros in five additional countries in Europe, and received an additional five marketing authorizations for Vitaros in Europe, Latin America and the Middle East. Further, the transfer of commercial rights to Ferring in certain countries in Europe and Asia was completed,” stated Richard W. Pascoe, Chief Executive Officer. “Looking forward, our focus continues to be increasing Vitaros ex-U.S. revenue and obtaining the regulatory approval of Vitaros in the United States. Our Type B meeting with the FDA, which is scheduled for November 17, 2016, remains on schedule. The purpose of this meeting is to confirm our strategy for addressing the deficiencies contained in the original 2008 Complete Response letter. We will incorporate any FDA feedback into the final resubmission, which we expect to occur in the fourth quarter. ”

Third Quarter Highlights and Recent Developments

Apricus continued to focus its corporate goals on increasing Vitaros’ value through the fostering and expansion of its commercial partnerships, in the U.S. and globally, and strengthening the Company’s financial position. Third quarter and recent highlights include:

•
Announced receipt of regulatory approval of Vitaros in Lebanon by the Company’s partner in the Middle East, Elis Pharmaceuticals, marking an important entry into a highly attractive Middle Eastern erectile dysfunction market;

•	Obtained regulatory approval in Europe for an improved delivery device material of construction for the refrigerated version of Vitaros;

•	Completed the transfer of the Vitaros marketing authorizations in Germany, the United Kingdom, Finland and Denmark to Ferring Pharmaceuticals (Ferring);

•	Announced launch of Vitaros in Portugal, Ireland, Poland, Czech Republic and Slovakia by the Company’s partner, Recordati Ireland Ltd. (Recordati);

•	Announced receipt of regulatory approval of Vitaros in Argentina by Ferring, marking the first country in Latin America to do so; and

•	Closed two separate offerings of common stock and warrants with institutional investors for gross proceeds of approximately $4.9 million.

Strategic Priorities

Apricus continues to focus on achieving the following key strategic objectives:

Vitaros®* (alprostadil)

•
Continue implementation of the U.S. regulatory approval strategy to address the safety and manufacturing issues raised by the FDA in the original Vitaros NDA submission. Apricus was granted an FDA Type-B meeting on November 17, 2016, following which the Company intends to resubmit the Vitaros NDA. An FDA approval decision is expected after a six month review period;

•
Continue to support the Company’s ex-U.S. partners’ efforts to build a global Vitaros brand and increase revenue by supporting new commercial launches by the Company’s partners and assisting the Company’s partners in obtaining additional regulatory approvals in their respective territories;

•	Continue the Company’s efforts to license Vitaros in available countries throughout Asia to include Japan, China and India; and

•
Continue to generate the required data in 2016 to support delivery device improvements and related regulatory submission(s) with a priority to support the U.S. NDA resubmission of the refrigerated version of Vitaros and to deliver a commercially viable refrigerated product in Canada.

RayVa™ (alprostadil)

•	Explore Orphan Drug Designation in the U.S. and EU; and

•	Explore global or regional partnerships prior to initiating the Phase 2b study.

Corporate/Financial

•	Reduce operating expenses by approximately 30% in 2016 and 60% in 2017 as compared to 2015 operating expenses;

•
Work with NASDAQ to try and regain compliance with the minimum $35 million market value of listed securities requirement as required for continued listing on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(b)(2) prior to November 29, 2016; and

•	Grow Vitaros revenue, seek non-dilutive capital and utilize lower cost of capital financial instruments to fund operations with the goal of achieving profitability in 2017.

Third Quarter Financial Results

Total revenues for the quarter and year to date period ended September 30, 2016 were $4.3 million and $5.4 million, respectively, as compared to $1.3 million and $2.2 million for the quarter and year to date period ended September 30, 2015, respectively. The increase for both periods was primarily due to the recognition in the third quarter of 2016 of $3.9 million due to the expansion of the Company’s license agreement with Ferring. Cost of goods sold for the quarter and year to date period ended September 30, 2016 were $0.1 million and $0.4 million, as compared to $0.1 million and $0.9 million for the quarter and year to date period ended September 30, 2015. Cost of Sandoz rights for the quarter and year to date period ended September 30, 2016 includes $3.4 million incurred as a cost of reacquiring and relicensing the rights to certain territories previously licensed to Sandoz. Research and development expense for the nine months ended September 30, 2016 was $6.0 million, as compared to $11.0 million for the nine months ended September 30, 2015. The decrease was primarily due to decreased spending on outside services related to the development of fispemifene, Vitaros and RayVa. General and administrative expense for the nine months ended September 30, 2106 was $6.5 million, as compared to $8.2 million for the nine months ended September 30, 2015. The decrease was primarily due to lower professional services expenses, such as legal and accounting expenses, and reductions in personnel-related expenses, including travel. Net loss for the quarter ended September 30, 2016 was $1.3 million, or loss per share of $0.19, compared to a net loss of $5.0 million, or $1.00 per share for the third quarter of 2015. Net loss for the nine months ended September 30, 2016 was $7.1 million, or loss per share of $1.17, compared to a net loss of $16.7 million, or loss per share of $3.37 for the nine months ended September 30, 2015. Reducing the net loss for the nine months ended September 30, 2016 was a non-cash change in the fair value of the Company’s warrant liability in the amount of $5.1 million.

As of September 30, 2016, cash and cash equivalents totaled $5.6 million, compared to $3.9 million as of December 31, 2015.

2016 Financial Outlook

Early in the second quarter of 2016, Apricus reduced its staff, including the executive team, by approximately 30%, decreased the size of the Board by one member and reduced the Board’s cash compensation. Apricus plans to continue to reduce operating expenses (excluding non-cash stock-based compensation expense and depreciation expense), with a goal of achieving reductions of approximately 30% in 2016 and 60% in 2017 as compared to 2015 operating expenses (excluding non-cash stock-based compensation expense and depreciation expense).

In 2016, Apricus expects to continue to generate cash from milestone or licensing payments and royalty revenues from its partners’ sales of Vitaros. Apricus will also continue to pursue out-licensing opportunities for Vitaros in Asia. Apricus’ expenditures will include minimal costs for the preparatory Phase 2b clinical development of RayVa, as well as costs for activities associated with supporting the regulatory approval of Vitaros in the U.S. and the commercialization of Vitaros in Europe.

Conference Call Details

Apricus will host a live conference call and webcast today at 4:30 p.m. Eastern Time to discuss the Company’s financial results and provide a corporate update. To participate by telephone, please dial (855) 780-7196 (Domestic) or (631) 485-4867 (International). The conference ID number is 8654347. The live and archived audio webcast can be accessed through the Investors Relations’ section of the Company’s website at www.apricusbio.com. Please log in approximately five to ten minutes before the event to ensure a timely connection. The archived webcast will be available for 30 days following the live call.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus’ commercial product, Vitaros®, for the treatment of erectile dysfunction, is approved in Canada and certain countries in Europe, Latin America and the Middle East and is being commercialized in several countries in Europe. In September 2015, Apricus in-licensed the U.S. development and commercialization rights for Vitaros from Allergan. Apricus’ marketing partners for Vitaros include Recordati Ireland Ltd. (Recordati), Ferring International Center S.A. (Ferring Pharmaceuticals), Laboratoires Majorelle, Bracco S.p.A., Mylan NV and Elis Pharmaceuticals Ltd. Apricus currently has one active product candidate, RayVa™, its product candidate for the treatment of the circulatory disorder Raynaud’s phenomenon.

For further information on Apricus, visit http://www.apricusbio.com.

*Vitaros® is a registered trademark of NexMed International Limited. Such trademark is registered in certain countries throughout the world and pending registration in the United States.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: Apricus’ plans to grow revenues for Vitaros® outside the United States, the timing and significance of the Type B meeting with the FDA, the timing of regulatory submission and approval of Vitaros in the United States, if any; Apricus’ plans for life-cycle development programs for Vitaros; Apricus’ development and partnering plans for RayVa™; Apricus’ plans to pursue out-licensing opportunities for Vitaros in Asia; Apricus’ plans to reduce operating expenses and achieve profitability, including projected 2016 and 2017 cost savings; and Apricus’ strategic objectives, including efforts to regain compliance with NASDAQ listing standards. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: the FDA may reject our strategy for addressing the deficiencies from the 2008 Complete Response letter at our meeting in November 2016; the risk that the cost and other negative effects related to the reduction of Apricus’ workforce may be greater than anticipated; the risk that Apricus may not realize the benefits expected from its workforce reduction and other cost control measures; Apricus’ dependence on its commercial partners to carry out the commercial launch or grow sales of Vitaros in various territories and the potential for delays in the timing of commercial launches in additional countries; competition in the erectile dysfunction market and other markets in which Apricus and its partners operate; Apricus’ ability to obtain FDA and other requisite governmental approval for Vitaros; Apricus’ ability to further develop Vitaros, such as delivery device improvements; Apricus' ability to carry out further clinical studies for Vitaros, if required, as well as the timing and success of the results of such studies; Apricus’ ability to achieve U.S. and EU Orphan Designation for RayVa; the failure to meet NASDAQ continued listing requirements which could result in Apricus’ common stock being delisted from the exchange; Apricus’ ability to retain and attract key personnel; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; Apricus’ ability to remain in compliance with the terms and restrictions under the credit facility; Apricus’ ability to secure an ex-U.S. strategic partner for RayVa and a licensing partner for Vitaros in Asia; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

(Financial Information to Follow)

CONTACT:     Matthew Beck
        mbeck@troutgroup.com
        The Trout Group
        (646) 378-2933

Selected Financial Information
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue
License fee revenue	$3,950	$1,000	$4,000	$1,350
Royalty revenue	195	188	866	351
Product sales	172	85	541	509
Total revenue	4,317	1,273	5,407	2,210

Cost of goods sold	111	142	437	884
Cost of Sandoz rights	3,380	—	3,380	—
Gross profit	826	1,131	1,590	1,326

Research & development expense	409	4,611	6,002	10,986
General & administrative expense	1,815	2,412	6,513	8,177
Total operating expense	2,224	7,023	12,515	19,163

Other income (expense)	107	858	3,791	1,146
Net loss	$(1,291)	$(5,034)	$(7,134)	$(16,691)

Basic and diluted loss per common share	$(0.19)	$(1.00)	$(1.17)	$(3.37)
Weighted average common shares outstanding used for basic and diluted loss per share	6,632	5,042	6,108	4,950

Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)

Cash and cash equivalents	$5,614	$3,887
Other current assets	1,622	2,330
Property and equipment, net	1,091	1,290
Other long term assets	83	274
Total assets	$8,410	$7,781

Accounts payable, accrued expenses and other current liabilities	$5,234	$6,146
Notes payable	7,372	9,401
Warrant liability	3,261	1,841
Deferred revenue	—	137
Other long term liabilities	80	200
Stockholders’ deficit	(7,537)	(9,944)
Total liabilities and stockholders’ deficit	$8,410	$7,781